Exhibit 10

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into between NUCOR CORPORATION, a Delaware corporation with its principal place of business in Charlotte, North Carolina, on behalf of itself and each of its affiliates and subsidiaries (all such entities, collectively, “Nucor”), and MARYEMILY SLATE (“Executive”), a resident of Arkansas as of the date hereof, but who will be relocating to the Charlotte, North Carolina area pursuant to the performance of her duties following her promotion discussed herein.

WHEREAS, Executive has heretofore been employed at Nucor Corporation’s Nucor Steel Arkansas division as an at-will employee of Nucor in the position of Vice President of Nucor Corporation and General Manager of Nucor Steel Arkansas (the “Prior Position”); and

WHEREAS, Nucor has offered Executive a promotion to the position of Executive Vice President of Nucor Corporation effective May 19, 2019 (the “Effective Date”), contingent upon Executive’s execution of this Agreement, and Executive has accepted the promotion; and

WHEREAS, Nucor Corporation’s Board of Directors (the “Board”) has approved Executive’s promotion to the position of Executive Vice President of Nucor Corporation contingent upon Executive’s execution of this Agreement; and

WHEREAS, prior to the effective date of the promotion, Executive and Nucor discussed the requirements of the restrictive covenants contained in this Agreement as a condition to Executive’s promotion; and

WHEREAS, Nucor’s promotion of Executive entitles Executive to receive increased compensation and benefits that Executive did not have prior to her promotion; and

WHEREAS, Executive agrees and acknowledges that in her new position of Executive Vice President of Nucor Corporation she will acquire greater access to and knowledge of Nucor’s trade secrets and confidential information which Executive did not have prior to her promotion; and

WHEREAS, the parties wish to formalize their employment relationship in writing and for Nucor to employ Executive under the terms and conditions set forth below; and

NOW, THEREFORE, in consideration for the promises and mutual agreements contained herein, the parties agree, effective as of the Effective Date, as follows:

1.Employment. Nucor agrees to employ Executive in the position of Executive Vice President of Nucor Corporation, and Executive agrees to accept employment in this position, subject to the terms and conditions set forth in this Agreement, including the confidentiality, non-competition and non-solicitation provisions which Executive acknowledges were discussed in detail prior to and made an express condition of her promotion to Executive Vice President of Nucor Corporation.  Executive acknowledges that the Board’s approval of Executive’s promotion to Executive Vice President of Nucor Corporation is conditioned upon Executive’s execution of this Agreement.

2.Compensation and Benefits During Employment. Nucor will provide the following compensation and benefits to Executive:

(a)Nucor will pay Executive a base salary of $445,000 per year, paid not less frequently than monthly in accordance with Nucor’s normal payroll practices, subject to withholding by Nucor and other deductions as required by law. The parties acknowledge and agree that this amount exceeds the base salary Executive was entitled to receive in the Prior Position.  Executive’s base salary is subject to adjustment up or down by the Board at its sole discretion and without notice to Executive.

(b)Provided Executive remains in the position of an executive officer of Nucor Corporation, Executive will be a participant in and eligible to receive awards of incentive and equity-based compensation under and in accordance with the applicable terms and conditions of the Nucor Corporation Senior Officers Annual Incentive

Plan, the Nucor Corporation Senior Officers Long-Term Incentive Plan, and the Nucor Corporation 2014 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), each as modified from time to time by, and in the sole discretion of, the Board.

(c)Provided Executive remains in the position of an executive officer of Nucor Corporation, Executive will be eligible for all other employee benefits that are generally made available by Nucor Corporation to its executive officers.

3.Compensation Following Termination.

(a)From the date of Executive’s termination of employment with Nucor, whether by Executive or Nucor for any or no reason, and provided that (i) Executive executes and returns to Nucor a separation and release agreement in form and substance satisfactory to Nucor, in its sole discretion, releasing any and all claims Executive has or may have against Nucor at the time of her termination of employment from Nucor, (ii) Executive is employed as an Executive Vice President of Nucor at the time of Executive’s termination of employment with Nucor, and (iii), except in the event Executive’s employment with Nucor is terminated in accordance with applicable laws, rules and regulations due to Executive’s disability, Executive is at least 58 years of age and has served as an Executive Vice President of Nucor for at least 5 consecutive years at the time of Executive’s termination of employment with Nucor (the “Monthly Payment Requirements”), Nucor will pay Executive the Monthly Amount (as defined below) for 24 months following Executive’s termination of employment with Nucor. Nucor shall have no obligation to make any payments of the Monthly Amount if, at the time of Executive’s termination of employment with Nucor, all of the Monthly Payment Requirements are not satisfied.  The “Monthly Amount” shall be an amount equal to (i) the product of (A) the amount of Executive’s highest base salary level during the 12 month period immediately prior to her date of termination, multiplied by (B) 3.36, (ii) divided by 12.  Subject to the provisions of Section 24 of this Agreement, the payments of any Monthly Amount due shall be made at the end of each month following Executive’s termination of employment with Nucor on Nucor’s regular monthly payroll date.

(b)In exchange for Nucor’s agreement to pay the Monthly Amount as set forth in this Section 3, and other good and valuable consideration, including without limitation the compensation and benefits set forth in Section 2 of this Agreement, Executive agrees to strictly abide by the terms of Sections 8 through 13 of this Agreement.

(c)If Executive is employed by Nucor at the time of Executive’s death, Nucor’s obligations to make any payments of the Monthly Amount under this Agreement will automatically terminate and Executive’s estate and executors will have no rights to any payments of the Monthly Amount under this Agreement. If Executive dies during the first 12 months following Executive’s termination from employment with Nucor, then Nucor will pay Executive’s estate the payments of the Monthly Amount due pursuant to Section 3(a) of this Agreement through the end of the 12th month following Executive’s termination from employment with Nucor. If Executive dies 12 or more months after termination of Executive’s employment with Nucor, then Nucor’s obligations to make any payments of the Monthly Amount under Section 3(a) of this Agreement will automatically terminate without the necessity of Nucor providing notice, written or otherwise.

(d)The amounts payable pursuant to this Section 3 of this Agreement shall be in addition to and not in lieu of any amounts payable to Executive pursuant to the Nucor Corporation Severance Plan for Senior Officers and General Managers (the “Severance Plan”), which payments, if any, shall be governed by the terms and conditions of the Severance Plan.

4.Duties and Responsibilities; Best Efforts. While employed by Nucor, Executive shall perform such duties for and on behalf of Nucor as may be determined and assigned to Executive from time to time by the Chief Executive Officer of Nucor Corporation or the Board. Executive shall devote her full time and best efforts to the business and affairs of Nucor. During the term of Executive’s employment with Nucor, Executive will not undertake other paid employment or engage in any other business activity without the prior written consent of the Board.

5.Employment at Will. The parties acknowledge and agree that this Agreement does not create employment for a definite term and that Executive’s employment with Nucor is at will and terminable by Nucor or Executive at any time, with or without cause and with or without notice, unless otherwise expressly set forth in a separate written agreement executed by Executive and Nucor after the Effective Date.

6.Change in Executive’s Position. In the event that Nucor transfers, demotes, promotes, or otherwise changes Executive’s compensation or position with Nucor, the restrictions and post-termination obligations set forth in Sections 8 through 13 of this Agreement shall remain in full force and effect.

7.Recognition of Nucor’s Legitimate Interests. Executive understands and acknowledges that Nucor competes in North America and throughout the world in the research, manufacture, marketing, trading, sale, fabrication, placement and/or distribution of steel and steel products (including but not limited to flat-rolled steel, special quality and merchant quality steel bar and shapes, concrete reinforcement bars, structural steel, hollow structural section tubing, conduit tubing, steel plate, steel joists and girders, steel deck, steel fasteners, steel pilings, metal building systems, wire rod, welded-wire reinforcement rolls and sheets, cold finished steel bars and wire, guard rail, and structural welded-wire reinforcement) and steel and steel product inputs (including but not limited to scrap metal and direct reduced iron) (all such activities, collectively, the “Business”). As part of Executive’s employment with Nucor, Executive acknowledges she will continue to have access to and gain knowledge of significant secret, confidential and proprietary information of the full range of operations of Nucor.  In addition, Executive will continue to have access to and contact with vendors, suppliers, customers and prospective vendors, suppliers and customers of Nucor, in which capacity she is expected to develop good relationships with such vendors, suppliers, customers and prospective vendors, suppliers and customers, and will gain intimate knowledge regarding the products and services of Nucor.  Executive recognizes and agrees that Nucor has spent and will continue to spend substantial effort, time and money in developing relationships with its customers, suppliers and vendors, that many customers, suppliers and vendors are long term customers, suppliers and vendors of Nucor, and that all customers, suppliers, vendors and accounts that Executive may deal with during her employment with Nucor, including any customers, suppliers, vendors and accounts acquired for Nucor by Executive, are the customers, suppliers, vendors and accounts of Nucor.  Executive acknowledges that Nucor’s competitors, customers, suppliers and vendors would obtain an unfair advantage if Executive disclosed Secret Information or Confidential Information (as defined in Sections 8 and 9, respectively) to a competitor, customer, supplier or vendor, used it on a competitor’s, customer’s, supplier’s or vendor’s behalf (except for the benefit of Nucor), or if she were able to exploit the relationships she develops as an employee of Nucor to solicit or direct business on behalf of a competitor, customer, supplier or vendor.

8.Covenant Regarding Nucor’s Secret Information.

(a)Executive recognizes and agrees that she will have continued access to certain sensitive and confidential information of Nucor (i) that is not generally known in the Business, which would be difficult for others to acquire or duplicate without improper means, (ii) that Nucor strives to keep secret, and (iii) from which Nucor derives substantial commercial benefit because of the fact that it is not generally known (collectively, the “Secret Information”).  As used in this Agreement, Secret Information includes, without limitation: (A) Nucor’s process of developing and producing raw material, and designing and manufacturing steel and iron products; (B) Nucor’s process for treating, processing or fabricating steel and iron products; (C) Nucor’s customer, supplier and vendor lists, non-public financial data, strategic business plans, competitor analysis, sales and marketing data, and proprietary margin, pricing, and cost data; and (D) any other information or data which meets the definition of “trade secrets” under the North Carolina Trade Secrets Protection Act.  Executive agrees that unless she is expressly authorized by Nucor in writing, Executive will not use or disclose or allow to be used or disclosed Secret Information.  This covenant shall survive until the Secret Information is generally known in the industry through no act or omission of the Executive or until Nucor knowingly authorizes the disclosure of or discloses the Secret Information, without any limitations on use or confidentiality.  Executive acknowledges that she did not have knowledge of Secret Information prior to her employment with Nucor and that the Secret Information does not include Executive’s general skills and know-how.

(b)Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the federal Defend Trade Secrets Act of 2016, an individual will be immune from criminal or civil liability under any federal or state trade secret law for (i) the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a disclosure that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9.Agreement to Maintain Confidentiality.

(a)As used in this Agreement, “Confidential Information” shall include all confidential and proprietary information of Nucor, including, without limitation, any of the following information to the extent not generally known to third persons:  financial and budgetary information and strategies; plant design, specifications, and layouts; equipment design, specifications, and layouts; product design and specifications; manufacturing processes, procedures, and specifications; data processing or other computer programs; research and development projects; marketing information and strategies; customer lists; vendor lists; supplier lists; information about customer preferences and buying patterns; information about supplier and vendor preferences and patterns; information about prospective customers, vendors, suppliers or business opportunities; proprietary information with respect to any Nucor employees; proprietary information of any customers, suppliers or vendors of Nucor; information about Nucor’s costs and the pricing structure used in sales to customers or purchases from suppliers or vendors; information about Nucor’s overall corporate business strategy; and technological innovations used in Nucor’s business, to the extent that such information does not fall within the definition of Secret Information.

(b)During Executive’s employment with Nucor and at all times after the termination of Executive’s employment with Nucor, (i) Executive covenants and agrees to treat as confidential all Confidential Information submitted to Executive or received, compiled, developed, designed, produced, accessed, or otherwise discovered by the Executive from time to time while employed by Nucor, and (ii) Executive will not disclose or divulge the Confidential Information to any person, entity, firm or company whatsoever or use the Confidential Information for Executive’s own benefit or for the benefit of any person, entity, firm or company other than Nucor.  This restriction will apply throughout the world; provided, however, that if the restrictions of this Section 9(b) when applied to any specific piece of Confidential Information would prevent Executive from using her general knowledge or skills in competition with Nucor or would otherwise substantially restrict the Executive’s ability to fairly compete with Nucor, then as to that piece of Confidential Information only, the scope of this restriction will apply only for the Restrictive Period (as defined below).

(c)Executive specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Executive, and whether compiled or created by Executive, Nucor, or any of its customers, suppliers or vendors or prospective customers, suppliers or vendors, derives independent economic value from not being readily known to or ascertainable by proper means by others who could obtain economic value from the disclosure or use of the Confidential Information.  Executive also acknowledges that reasonable efforts have been put forth by Nucor to maintain the secrecy of the Confidential Information, that the Confidential Information is and will remain the sole property of Nucor or any of its customers, suppliers or vendors or prospective customers, suppliers or vendors, as the case may be, and that any retention and/or use of Confidential Information during or after the termination of Executive’s employment with Nucor (except in the regular course of performing her duties hereunder) will constitute a misappropriation of the Confidential Information belonging to Nucor.  Executive acknowledges and agrees that if she (i) accesses Confidential Information on any Nucor computer system within 30 days prior to the effective date of her voluntary resignation of employment with Nucor and (ii) transmits, copies or reproduces in any manner such Confidential Information to or for herself or any person or entity not authorized by Nucor to receive such Confidential Information, or deletes any such Confidential Information, she is exceeding her authorized access to such computer system.  Notwithstanding anything to the contrary set forth herein, this Agreement shall not be construed to restrict Executive from communications or disclosures that are protected under federal law or regulation.

10.Noncompetition.

(a)Executive hereby agrees that for the duration of Executive’s employment with Nucor, and for a period of 24 months thereafter (the “Restrictive Period”), Executive will NOT, either individually or through or by any agent, representative, entity, employee or otherwise, within the Restricted Territory, do any of the following:

(i)engage in, whether as an employee, consultant, or in any other capacity, any business activity (other than business activities engaged in for or on behalf of Nucor) (A) that is the same as, or is in direct competition with, any portion of the Business, and (B) in which Executive engaged in during the course of her employment with Nucor (any such activities described in this Section 10(a)(i), “Competing Activities”);

(ii)commence, establish or own (in whole or in part) any business that engages in any Competing Activities, whether (i) by establishing a sole proprietorship, (ii) as a partner of a partnership, (iii) as a member of a limited liability company, (iv) as a shareholder of a corporation (except to the extent Executive is the holder of not more than five percent (5%) of any class of the outstanding stock of any company listed on a national securities exchange so long as Executive does not actively participate in the management or business of any such entity) or (v) as the owner of any similar equity interest in any such entity;

(iii)provide any public endorsement of, or otherwise lend Executive’s name for use by, any person or entity engaged in any Competing Activities; or

(iv)engage in work, whether for a competitor, customer, vendor or supplier of Nucor or otherwise, that could reasonably be expected to call on her in the fulfillment of her duties and responsibilities to reveal, rely upon, or otherwise use Confidential Information or Secret Information.

(b)For purposes of this Agreement:

(i)The term “Restricted Territory” means Executive’s geographic area of responsibility at Nucor which Executive acknowledges extends to the full scope of Nucor operations throughout the world.  “Restricted Territory” therefore consists of the following alternatives reasonably necessary to protect Nucor’s legitimate business interests:

(A)Western Europe, the Middle East, South America, Central America and North America, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then

(B)The United States, Canada, Mexico, Guatemala, Honduras, the Dominican Republic, Costa Rica, Colombia, Argentina and Brazil, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(C)The United States, Canada and Mexico, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(D)The contiguous United States, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(E)Any state in the United States located within a 300 mile radius of a Nucor plant or facility that engages in any aspect of the Business, but if such territory is deemed overbroad by a court of law, then;

(F)Any state in the United States where a Customer or Supplier or Prospective Customer or Supplier is located.

(ii)The term “Customer or Supplier” means the following alternatives:

(A)any and all customers, suppliers or vendors of Nucor with whom Nucor is doing business at the time of, or at any time during the 12 month period immediately prior to, Executive’s termination of employment with Nucor, but if such definition is deemed overbroad by a court of law, then;

(B)any customer, supplier or vendor of Nucor with whom Executive or Executive’s direct reports had significant contact or with whom Executive or Executive’s direct reports directly dealt on behalf of Nucor at the time of, or at any time during the 12 month period immediately prior to, Executive’s termination of employment with Nucor, but if such definition is deemed overbroad by a court of law, then;

(C)any customer, supplier or vendor of Nucor with whom Executive had significant contact or with whom Executive directly dealt on behalf of Nucor at the time of, or at any time during the 12 month period immediately prior to, Executive’s termination of employment with Nucor, but if such definition is deemed overbroad by a court of law, then;

(D)any customer, supplier or vendor of Nucor about whom Executive had obtained Secret Information or Confidential Information by virtue of her employment with Nucor and with whom Executive had significant contact or with whom Executive directly dealt on behalf of Nucor at the time of, or at any time during the 12 month period immediately prior to, Executive’s termination of employment with Nucor;

Provided, however, that the term “Customer or Supplier” shall not include any business or entity that no longer does business with Nucor without any direct or indirect interference by Executive or violation of this Agreement by Executive, and that ceased doing business with Nucor prior to any direct or indirect communication or contact by Executive.

(iii) The term “Prospective Customer or Supplier” means any person or entity who does not currently or has not yet purchased the products or services of Nucor or from whom Nucor does not currently or has not yet purchased products or services, but who, at the time of, or at any time during the 12 month period immediately prior to, Executive’s termination of employment with Nucor has been targeted by Nucor as a potential user of the products or services of Nucor or supplier or vendor of products or services to Nucor, and whom Executive or her direct reports participated in the solicitation of or on behalf of Nucor.

(iv)The term “solicit” means to initiate contact for the purpose of promoting, marketing, selling, brokering, procuring or obtaining products or services similar to those Nucor offered or required during the tenure of Executive’s employment with Nucor or to accept business from Customers or Suppliers or Prospective Customers or Suppliers.

(c)Executive specifically agrees that the post-termination obligations and restrictions in this Section 10 and in Sections 8, 9, 11, 12 and 13 will apply to Executive regardless of whether termination of employment is initiated by Nucor or Executive and regardless of the reason for termination of Executive’s employment. Further, Executive acknowledges and agrees that Nucor’s payments of the compensation described in Section 3, as well as any payments under the Severance Plan, are intended to compensate Executive for the limitations on Executive’s competitive activities described in this Section 10 and Sections 11 and 12 for the Restrictive Period regardless of the reason for termination. Thus, for example, in the event that Nucor terminates Executive’s employment without cause, Executive expressly agrees that the obligations and restrictions in this Section 10 and Sections 8, 9, 11, 12 and 13 will apply to Executive notwithstanding the reasons or motivations of Nucor in terminating Executive’s employment.

11.Nonsolicitation.  Executive hereby agrees that for the duration of Executive’s employment with Nucor, and for the Restrictive Period, Executive will NOT, either individually or through or by any agent, representative, entity, employee or otherwise, do any of the following:

(a)solicit, contact, or attempt to influence any Customer or Supplier to limit, curtail, cancel, or terminate any business it transacts with, or products or services it receives from or provides to Nucor;

(b)solicit, contact, or attempt to influence any Prospective Customer or Supplier to terminate any business negotiations it is having with Nucor, or to otherwise not do business with Nucor;

(c)solicit, contact, or attempt to influence any Customer or Supplier to purchase products or services from an entity other than Nucor or to provide products or services to an entity other than Nucor, which are the same or substantially similar to, or otherwise in competition with, those offered to the Customer or Supplier by Nucor or those offered to Nucor by the Customer or Supplier; or

(d)solicit, contact, or attempt to influence any Prospective Customer or Supplier to purchase products or services from an entity other than Nucor or to provide products or services to an entity other than Nucor, which are the same or substantially similar to, or otherwise in competition with, those offered to the Prospective Customer or Supplier by Nucor or those offered to Nucor by the Prospective Customer or Supplier.

12.Antipiracy.

(a)Executive agrees for the duration of the Restrictive Period, Executive will not, either individually or through or by any agent, representative, entity, employee or otherwise, encourage, contact, or attempt to induce any employees of Nucor (i) with whom Executive had regular contact with at the time of, or at any time during the 12 month period immediately prior to, Executive’s termination of employment with Nucor, and (ii) who are employed by Nucor at the time of the encouragement, contact or attempted inducement, to end their employment relationship with Nucor.

(b)Executive further agrees for the duration of the Restrictive Period not to hire, or to assist any other person or entity to hire, any employees described in Section 12(a) of this Agreement.

13.Assignment of Intellectual Property Rights.

(a)Executive hereby assigns to Nucor Corporation Executive’s entire right, title and interest, including copyrights and patents, in any idea, invention, design of a useful article (whether the design is ornamental or otherwise), work product and any other work of authorship (collectively the “Developments”), made or conceived solely or jointly by Executive at any time during Executive’s employment by Nucor (whether prior or subsequent to the execution of this Agreement), or created wholly or in part by Executive, whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection, where the Developments:  (i) were developed, invented, or conceived within the scope of Executive’s employment with Nucor; (ii) relate to Nucor’s actual or demonstrably anticipated research or development; or (iii) result from any work performed by Executive on Nucor’s behalf.  Executive shall disclose any Developments to Nucor’s management within 30 days following Executive’s development, making or conception thereof.

(b)The assignment requirement in Paragraph 13(a) shall not apply to an invention that Executive developed entirely on her own time without using Nucor’s equipment, supplies, facilities or Secret Information or Confidential Information except for those inventions that (i) relate to Nucor’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Nucor.

(c)Executive will, within 3 business days following Nucor’s request, execute a specific assignment of title to any Developments to Nucor Corporation or its designee, and do anything else reasonably necessary to enable Nucor Corporation or its designee to secure a patent, copyright, or other form of protection for any Developments in the United States and in any other applicable country.

(d)Nothing in this Section 13 is intended to waive, or shall be construed as waiving, any assignment of any Developments to Nucor implied by law.

14.Severability. It is the intention of the parties to restrict the activities of Executive only to the extent reasonably necessary for the protection of Nucor’s legitimate interests. The parties specifically covenant and agree that should any of the provisions in this Agreement be deemed by a court of competent jurisdiction too broad for the protection of Nucor’s legitimate interests, the parties authorize the court to narrow, limit or modify the restrictions herein to the extent reasonably necessary to accomplish such purpose. In the event such limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

15.Enforcement.  Executive understands and agrees that any breach or threatened breach by Executive of any of the provisions of Sections 8 through 13 of this Agreement shall be considered a material breach of this Agreement, and in the event of such a breach or threatened breach of this Agreement, Nucor shall be entitled to pursue any and all of its remedies under law or in equity arising out of such breach.  If Nucor pursues either a temporary restraining order or temporary injunctive relief, then Executive agrees to expedited discovery with respect thereto and waives any requirement that Nucor post a bond.  Executive further agrees that in the event of her breach of any of the provisions of Sections 8 through 13 of this Agreement, unless otherwise prohibited by law:

(a)Nucor shall be entitled to (i) cancel any unexercised stock options granted under any senior officer equity incentive compensation plan from and after the Effective Date (the “Post-Agreement Date Option Grants”), (ii) cease payment of any Monthly Amounts and any other severance payments (including those under the Severance Plan) otherwise due hereunder, (iii) seek other appropriate relief, including, without limitation, repayment by Executive of any (A) Monthly Amounts already paid hereunder and (B) benefits already paid under any severance plan (including the Severance Plan) or similar benefit plans; and

(b)Executive shall (i) forfeit any (A) unexercised Post-Agreement Date Option Grants and (B) any shares of restricted stock or restricted stock units granted under any senior officer equity incentive compensation plan that vested during the 6 month period immediately preceding Executive’s termination of employment (the “Vested Stock”) and (ii) forfeit and immediately return upon demand by Nucor any profit realized by Executive from the exercise of any Post-Agreement Date Option Grants or sale or exchange of any Vested Stock during the 6 month period preceding Executive’s breach of any of the provisions of Sections 8 through 13 of this Agreement.

Executive agrees that any breach or threatened breach of any of the provisions of Sections 8 through 13 will cause Nucor irreparable harm which cannot be remedied through monetary damages and the alternative relief set forth in Sections 15(a) and (b) shall not be considered an adequate remedy for the harm Nucor would incur.  Executive further agrees that such remedies in Sections 15(a) and (b) will not preclude injunctive relief.

If Executive breaches or threatens to breach any of the provisions of Sections 10, 11 or 12 of this Agreement and Nucor obtains an injunction, preliminary or otherwise, ordering Executive to adhere to the Restrictive Period required by the applicable Section, then the applicable Restrictive Period will be extended by the number of days that Nucor has alleged that Executive has been in breach of any of these provisions.

Executive further agrees, unless otherwise prohibited by law, to pay Nucor’s attorneys’ fees and costs incurred in successfully enforcing its rights pursuant to this Section 15, or in defending against any action brought by Executive or on Executive’s behalf in violation of or under this Section 15 in which Nucor prevails.  Executive agrees that Nucor’s actions pursuant to this Section 15, including, without limitation, filing a legal action, are permissible and are not and will not be considered by Executive to be retaliatory.  Executive further represents and acknowledges that in the event of the termination of Executive’s employment for any reason, Executive’s experience and capabilities are such that Executive can obtain employment and that enforcement of this Agreement by way of injunction will not prevent Executive from earning a livelihood.

16.Reasonableness of Restrictions. Executive has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred upon Nucor under Sections 8, 9, 10, 11, 12, 13 and 15 and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to Nucor, do not interfere with Executive’s exercise of her inherent skill and experience, are reasonably required to protect the legitimate interests of Nucor, and do not confer a benefit upon Nucor disproportionate to the detriment to Executive. Executive certifies that she has had the opportunity to discuss this Agreement with such legal advisors as she chooses and that she understands its provisions and has entered into this Agreement freely and voluntarily.

17.Applicable Law. Following Executive’s promotion to Executive Vice President of Nucor Corporation, Executive’s primary place of employment will be Nucor’s corporate headquarters located in Charlotte, North Carolina.  Accordingly, this Agreement is made in, and shall be interpreted, construed and governed according to the laws of, the State of North Carolina, regardless of choice of law principles of any jurisdiction to the contrary.  Each party, for themselves and their successors and assigns, hereby irrevocably (a) consents to the exclusive jurisdiction of the North Carolina state and federal courts located in Mecklenburg County, North Carolina and (b) waives any objection to any such action based on venue or forum non conveniens.  Further, Executive hereby irrevocably consents to the jurisdiction of any court or similar body within the Restricted Territory for enforcement of any judgment entered in a court or similar body pursuant to this Agreement.  This Agreement is intended, among other things, to supplement the provisions of the North Carolina Trade Secrets Protection Act and the Defend Trade Secrets Act of 2016, each as amended from time to time, and the duties

Executive owes to Nucor under North Carolina common law, including, but not limited to, fiduciary duties owed by Executive to Nucor.

18.Executive to Return Property. Executive agrees that upon (a) the termination of Executive’s employment with Nucor and within 3 business days thereof, whether by Executive or Nucor for any reason (with or without cause), or (b) the written request of Nucor, Executive (or in the event of the death or disability of Executive, Executive’s heirs, successors, assigns and legal representatives) shall return to Nucor any and all property of Nucor regardless of the medium in which such property is stored or kept, including but not limited to all Secret Information, Confidential Information, notes, data, tapes, computers, lists, customer lists, supplier lists, vendor lists, names of customers, suppliers or vendors, reference items, phones, documents, sketches, drawings, software, product samples, rolodex cards, forms, manuals, keys, pass or access cards and equipment, without retaining any copies or summaries of such property.   Executive further agrees that to the extent Secret Information or Confidential Information are in electronic format and in Executive’s possession, custody or control, Executive will provide all such copies to Nucor and will not keep copies in such format but, upon Nucor’s request, will confirm the permanent deletion or other destruction thereof.

19.Entire Agreement; Amendments. This Agreement supersedes, discharges and cancels all previous agreements regarding Executive’s employment with Nucor, including without limitation that certain Executive Agreement by and between Nucor Corporation and Executive dated as of July 10, 2015, and constitutes the entire agreement between the parties with regard to the subject matter hereof. No agreements, representations, or statements of any party not contained herein shall be binding on either party. Further, no amendment or variation of the terms or conditions of this Agreement shall be valid unless in writing and signed by both parties.

20.Assignability. This Agreement and the rights and duties created hereunder shall not be assignable or delegable by Executive. Nucor may, at its option and without consent of Executive, assign or delegate its rights and duties hereunder, in whole or in part, to any successor entity or transferee of Nucor Corporation’s assets.

21.Binding Effect. This Agreement shall be binding upon and inure to the benefit of Nucor and Executive and their respective permitted successors, assigns, heirs and legal representatives.

22.No Waiver. No failure or delay by any party to this Agreement to enforce any right specified in this Agreement will operate as a waiver of such right, nor will any single or partial exercise of a right preclude any further or later enforcement of the right within the period of the applicable statute of limitations.  No waiver of any provision hereof shall be effective unless such waiver is set forth in a written instrument executed by the party waiving compliance.

23.Cooperation.  Executive agrees that both during and after her employment, she shall, at Nucor’s request, render all assistance and perform all lawful acts that Nucor considers necessary or advisable in connection with any litigation involving Nucor or any of its directors, officers, employees, shareholders, agents, representatives, consultants, clients, customers, suppliers or vendors.  Executive understands and agrees that Nucor will reimburse her for any reasonable documented expense she incurs related to this cooperation and assistance, but will not be obligated to pay her any additional amounts.

24.Compliance with Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, if (a) Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 (the “Code”) as of the date of her separation from service and (b) any amount or benefit that Nucor determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service, then to the extent necessary to comply with Code Section 409A:  (i) if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the 7th month following Executive’s separation from service, and (ii) if the payment, distribution or benefit is payable or provided over time, the amount of such non-exempt deferred compensation or benefit that would otherwise be payable or provided during the 6 month period immediately following Executive’s separation from service will be accumulated, and Executive’s right to receive payment or distribution of such accumulated amount or benefit will be delayed until the earlier of Executive’s death or the 7th month following Executive’s separation from service and paid or provided on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments, distributions or benefits will commence.

For purposes of this Agreement, the term “separation from service” shall be defined as provided in Code Section 409A and applicable regulations, and Executive shall be a “specified employee” during the 12 month period beginning April 1 each year if Executive met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the 12 month period ending on the December 31 immediately preceding her separation from service.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Executive and Nucor Corporation have executed this Agreement to be effective as of the Effective Date.